QUARTERLY REPORT for the period ended 31 December 2012

HIGHLIGHTS

FINANCIAL

-	Cash receipts for the quarter was US$1.4 million

-	A closing cash balance for the quarter of US$9.725 million

-	Receipts from the exercise of options of US$2.7 million.

OPERATIONAL

-	In North Dakota, the North Stockyard Oilfield acreage swap has been completed and work is in progress to continue development of the field in the first quarter of 2013. Samson has received a spacing order for 14 wells and drilling permits for four in-fill locations in Sections 13 and 14 to exploit further the Bakken and Three-Forks Formations. Samson’s ability to complete the development plan is contingent on the completion of a planned debt financing or another capital raising program.

-	In North Dakota, a seventy-six square miles of 3-D seismic has been shot and processed in the South Prairie 3-D Project located on the eastern flank of the Williston Basin. The data is currently being interpreted and the first prospect is anticipated to be drilled in April 2013.

-	In Wyoming, in the Hawk Springs project, interpretation of the Spirit of America US34 #2-29 well results has established the prospectivity of the Permian objectives such that two wells are being planned for future drilling.

LAND

-	Samson’s current land position in the Hawk Springs Project, Wyoming stands at 18,995 net acres.

-	Samson’s current land position in the Roosevelt Project, Montana, is 30,000 net acres

-	Samson has 1,221 net acres in both the Bakken and Three Forks pools within North Stockyard Oil- field.

-	Samson’s current land position in the Green River Basin, Wyoming is in two areas, Rock Springs West Project, consists of 4,520 net acres (100% working interest) in Greens Canyon and 6,400 acres (25% working interest) in Flaming Gorge.

-	Samson has 6,256 net acres in the South Prairie Project, North Dakota.

-	Samson’s current land position in Lea County, New Mexico, consists of 130 net acres.

DRILLING PROGRAMME 2012-2013

North Stockyard Oilfield, Williams County, North Dakota

Mississippian Bakken Formation, Williston Basin

Bakken & Three Forks infill wells

Samson ~60% Working Interest

An initial 8 infill development wells are planned to be drilled from two pads utilizing the skiddable platform available on Frontier Rig 24. The development wells are designed as 6,300 foot horizontals in either the Middle Bakken or the First Bench of the Three Forks. The wells will be “batched” drilled, which is expected to result in considerable cost savings. Samson’s ability to complete the development plan is contingent on the completion of a planned debt financing or another capital raising program.

SAMSON OIL & GAS LIMITED
December 2012 Quarterly Report

Hawk Springs Project, Goshen County, Wyoming

Wildcat (Exploratory) Permo-Penn Hartville Formation, Northern D-J Basin

Bluff Federal #1-12

American Eagle US 21#1

Samson is anticipating to have a 47% carried interest after the farmout of the project

Samson is in the process of marketing a farmout of its Hawk Springs project and is aiming to have two prospects tested.

The Bluff Federal prospect will test a four-way dip structural closure just a few miles away from the Spirit of America US34 #2-29 well (SOA #2) and more than 2000’ shallower in depth. The excellent reservoir properties and oil shows seen in the SOA #2 well has allowed Samson to high-grade the Bluff Federal prospect.

The American Eagle US21 prospect will also be tested. This prospect is an amplitude anomaly associated with the excellent reservoir quality rock observed in the SOA #2 well.

The Spirit of America US34 #2-29 well is a future work over candidate to test the 9300’ sand which is currently below a retrievable bridge plug and has yet to be fracture stimulated.

South Prairie Project, North Dakota

Mississippian Mission Canyon Formation, Williston Basin

Forfar prospect

Samson 25% Working Interest

The Forfar prospect is scheduled to be drilled in April and will target a 4-way dip closed structure in the Glenburn zone of the Mississippian Mission Canyon Formation. The Glenburn zone is the oil producing zone in adjacent oil field.

PROJECTS

North Stockyard Oilfield, Williams County, North Dakota

Mississippian Bakken Formation, Williston Basin

PRODUCING WELLS

Samson has seven producing wells in the North Stockyard Oilfield. These wells are located in Williams County, North Dakota, in Township 154N Range 99W.

The Harstad #1-15H well (34.5% working interest) was down for 6 days during the quarter due to weather/storm related issues and as a result averaged 34.1 BOPD for the quarter from the Mississippian Bluell Formation. The well has cumulative gross production of 102 MSTB and 82 MMscf.

The Leonard #1-23H well (10% working interest, 37.5% after non-consent penalty) was down for 12 days during the quarter for a workover. The well averaged 40.7 BOPD and 51.6 Mscf/D during the quarter. To date, the Leonard #1-23H well has produced approximately 102 MSTB and 105 MMscf.

The Gene #1-22H well (30.6% working interest) was down for approximately 38 days during the quarter for a workover. The well produced at an average daily rate of 56 BOPD and 40 Mscf/D during the quarter. The cumulative production to date is approximately 134 MSTB and 147 MMscf.

The Gary #1-24H (37% working interest) well was down for 3 days during the quarter due to an electrical failure. The well averaged 96 BOPD and 178 Mscf/D during the quarter. The cumulative production to date is approximately 136 MSTB and 226 MMscf.

The Rodney #1-14H (27% working interest) was down for one day during the quarter. The well produced at an average daily rate of 84 BOPD and 171 Mscf/D during the quarter. The cumulative production to date is approximately 102 MSTB and 145 MMscf.

SAMSON OIL & GAS LIMITED
December 2012 Quarterly Report

The Earl #1-13H (32% working interest) well was down for 19 days during the quarter due to surface equipment failure and as a result produced at an average daily rate of 166 BOPD and 293 Mscf/D. Cumulative production to date is approximately 161 MSTB and 230 MMscf.

The Everett #1-15H (26% working interest) well was the sixth Bakken well drilled in the North Stockyard Oilfield. The Everett well produced at an average daily rate of 133 BOPD and 217 Mscf/D during the quarter. Cumulative production to date is approximately 76 MSTB and 109 MMscf.

INFILL DEVELOPMENT

Samson and the Operator group have negotiated an acreage swap for the Middle Bakken/First Bench of the Three Forks (MB/TF), whereby Samson will acquire these parties’ undeveloped acres in the Northern Tier and will divest undeveloped acres in the Southern Tier. Following the swap, Samson will own 64% and 57%, respectively, in the two overlapping 1,280 acre spacing units located in the Northern Tier. Samson is the Operator for the entire Northern Tier. Samson’s net production from current producing wells is not affected.

The formal agreement documenting the swap has been completed. Samson has identified 14 infill development wells that can be drilled between the existing Bakken wells and in the Three Forks Formation with 160 acre spacing. The North Dakota Industrial Commission has approved the spacing order for these wells and the first four drilling permits have been received.

The wells are planned to be drilled from pads that would accommodate multiple well heads. Samson is planning to drill an initial 8 development wells from two pads utilizing the skiddable platform available on Frontier 24 subject to financing. The development wells are designed as 6,300 foot horizontals in either the Middle Bakken or the First Bench of the Three Forks. The wells will be “batched” drilled which is expected to result in considerable cost savings.

SAMSON OIL & GAS LIMITED
December 2012 Quarterly Report

North Stockyard
South Prairie
Roosevelt Project
Willisto
n Basin
Montana
North Dakota
South Dakota
Wyoming
Greater Green River Basin
Rock Springs West
Nebraska
D-J Basin
Hawk Springs
Colorado
Kansas
New Mexico
Oklahoma
Western
Permian
Basin
State GC Oil Field
Texas
Gulf Coast Basin
Sabretooth Gas

Project location map

Roosevelt Project, Roosevelt County, Montana

Mississippian Bakken Formation, Williston Basin

Samson 100% working interest in Australia II & Gretel II wells, 66.7% in any subsequent drilling

Samson has an interest in approximately 45,000 gross acres (30,000 net acres) in the Roosevelt Project with Fort Peck Energy Co. (FPEC) having the remaining 15,000 net acres.

Samson’s first Bakken well, Australia II, in the Roosevelt project area was drilled in December 2011. This well was drilled to a total measured depth of 14,972 feet with the horizontal lateral remaining within the target zone for the entire lateral length. Cumulative oil production for the well is 5,497 STB.

During the quarter parted sucker rods were successfully repaired and the well was returned to production on October 25th. The well produced 810 barrels of oil over a thirteen day period before the pump stopped working because of a scale accumulation due to the high mineral content of the formation water. The pump was replaced and the well produced 402 STB and has been off line since December 8th.

The well is capable of approximately 80 BOPD.

Samson’s second Bakken well, Gretel II, was drilled in January 2012 and fracture stimulated in March 2012. This well was drilled on the north side of the Brockton Fault zone, which may define the western edge of the continuous Bakken oil accumulation. The Gretel II has produced oil, but with a high water cut. The toe end of the lateral portion of the Gretel well was plugged back to a depth of 14,002 feet to minimize water production from the faults that were encountered beyond this depth.

SAMSON OIL & GAS LIMITED
December 2012 Quarterly Report

The plug back was mechanically successful and the water production was reduced; however the oil rate has not increased and remains at around 1 to 3 BOPD. The well will be pumped for a further 2 months after which it may be converted to a water disposal well unless an economic oil rate is established.

The Abercrombie #1-10H (SSN 2.82% W.I.) well has produced a cumulative 29,000 barrels of oil while producing at an average rate of approximately 92 BOPD and 300 Mscf/D during the quarter.

The Riva Ridge 6-7-33-56H (SSN 0.76% W.I.) is producing at an average rate of approximately 61 BOPD and 42 Mscf/D during the quarter.

The Riva Ridge II (SSN 0.76% W.I.) has been drilled and is currently being completed in the Three Forks Formation.

Samson currently has a 1280-acre approved spacing order for a third exploratory well in this project: named Prairie Falcon. The drilling location of this well is south of the Brockton Fault zone and is north of the Abercrombie 1-10H well, which had initial production of 630 BOPD. Samson is monitoring the production rate from the Abercrombie well and waiting on the results of two offset wells, the Custer 1-7H well (SSN 2.2% WI) which is about to spud and another well yet to be named and drilled. These latter two wells will help define a productive extension to the Elm Coulee Bakken fairway.

South Prairie Project, North Dakota

Mississippian Mission Canyon Formation, Williston Basin

Samson 25% working interest

Samson acquired a 25% working interest in 25,024 net acres, which is located on the eastern flank of the Williston Basin in North Dakota. The target reservoir for the project is the Mississippian Mission Canyon Formation. Seventy-six square miles of 3-D seismic data have been shot and processed. The data is currently being interpreted and the first prospect has been defined. The first prospect, named Forfar, is anticipated to be drilled in April 2013 and will be targeting a 420 acre 4-way dip closed structure in the Glenburn zone of the Mississippian Mission Canyon Formation at a depth of approximately 4,700 feet. If successful, the structure would allow for the drilling of up to 9 development locations drilled on 40-acre spacing.

Sabretooth Gas Field, Brazoria County Texas

Oligocene Vicksburg Formation, Gulf Coast Basin

Samson 9.375% Working Interest

Production for the Davis Bintliff #1 well was increased on October 3rd due to a strengthening of the gas price. The average rate increased to 3.9 MMscf/D and 41 BOPD for the quarter. Cumulative production to date is approximately 5.3 Bscf and 62 MSTB.

State GC Oil and Gas Field Lea County New Mexico

Permian Bone Spring Formation, Western Permian Basin

Samson 27% Working Interest

The State GC oil and gas field is located in Lea County, New Mexico, and includes two wells, which produced at an average rate of 44 BOPD and 69 Mscf/D during the quarter.

Hawk Springs Project, Goshen County, Wyoming

Cretaceous Niobrara Formation & Permo-Penn Project, Northern D-J Basin

Samson currently has a 100% to 37.5% Working Interest

Samson has two contiguous areas in the Hawk Springs Project. One of the areas is a joint venture with a private company and is subject to the Halliburton Joint Venture (HJV).

The Defender US33 #2-29H well was off-line most of the period due to a pump failure. After a successful workover, the well has produced 691 barrels of oil over a 38 day period. Analysis of the hydraulic fracture treatment shows that the effective frac length was extremely limited and because of this the well is on a timer and pumps a few hours a day.

SAMSON OIL & GAS LIMITED
December 2012 Quarterly Report

The limited frac length and the lack of un-stimulated permeability offers an opportunity to design a suitable additional stimulation treatment. The chemical injection program has alleviated the paraffin and asphaltene problems.

The Spirit of America US34 #2-29 intersected two excellent quality Permian age reservoirs, the 9,300 ft. sand, which appears to be oil saturated and the 9,500 ft. sand which is water saturated. Integrating the well data to the 3-D seismic shows that an amplitude anomaly (lithology/porosity indicator) is associated with the 9500’ sand indicating a thick and porous reservoir exists everywhere the amplitude is mapped. However, the reason for the lack of oil saturation in the 9500’ sand, after further examination of the 3D seismic, is that a leak point can be established by a fortuitous juxtaposition of another porous reservoir across a fault that intersects the amplitude anomaly. This arrangement in the SOA prospect is unique in the project area and therefore re-establishes the prospectivety of the remaining two dozen prospects in the project since these prospects are not affected by any recognized faulting.

As a result of this analysis the strategy is to pursue a farmout to enable two prospects to be drilled: Bluff Federal, which relies on a four way dip closure and American Eagle, which is an amplitude anomaly unaffected by faulting as seen in the SOA#2 well.

Harrod Oilfield, Campbell County, Wyoming

Pennsylvanian Minnelusa Formation, Powder River Basin

Samson 25% working interest

The Harrod 4-2 well has been producing steadily and has averaged 4.5 BOPD for the quarter.

Pierce 44-27 Oilfield, Campbell County, Wyoming

Permo-Pennsylvanian Minnelusa Formation, Powder River Basin

Samson 100% working interest

The Pierce 44-27 Unit well was down for 22 days during the quarter due to repairs to the surface facilities. The produced an average of 9.4 BOPD during the quarter.

PRODUCTION

Estimated net production by Project for the December 2012 quarter is as follows:

	OIL – Bbls	GAS - Mscf	BOE
North Stockyard	12,600	19,687	15,881
Hawk Springs	108	-	108
Roosevelt	675	-	675
Other	4,361	31,900	9,677
Total	17,744	51,587	26,341

Estimated daily net production by Project for the December 2012 quarter is as follows:

	OIL – Bbls	GAS - Mscf	BOE
North Stockyard	140	218	176
Hawk Springs	2	-	2
Roosevelt	8	-	8
Other	48	354	107
Total	198	572	293

Estimated net production and revenue:

	OIL Bbls	OIL US$	Gas Mscf	GAS US$	TOTAL US$
September 2012 Quarter	18,690	1,456,268	42,677	168,905	1,625,173
December 2012 Quarter	17,744	1,474,971	51,587	203,123	1,678,094

SAMSON OIL & GAS LIMITED
December 2012 Quarterly Report

Average commodity prices:

	GAS US$/Mscf	OIL US$/Bbl
September 2012 Quarter	$3.95	$77.91
December 2012 Quarter	$3.93	$83.13

In some cases revenue is yet to be received and is therefore an estimate.

FINANCIAL

Frontier Rig 24

Samson is planning to mobilize the Frontier Rig 24 to the North Stockyard Field in February 2013 to drill an initial 8 development wells. Samson contracted for the use of this new build rig for an 18 month period at a contract cost of $14.2 million, although the drilling rig contract, as amended, caps the cancellation fee for cancellation during the term at $5 million. The rig came on contract to Samson on 21 January 2013 and Samson is paying a rate of $26,000 per day.

Exercise of Listed Options – Exercise Price of 1.5 cents and expiry date of 31 December 2012

During the quarter, Samson allotted 108,209,873 ordinary fully paid shares as a result of the exercise of 108,209,873 listed options. Subsequent to quarter end Samson allotted the balance of 77,813,442 ordinary fully paid shares as a result of the exercise of 77,813,442 options, the remaining balance of 10,614,326 options that were not exercised have lapsed. Total funds received from the exercise of these options was US$2.7 million during the quarter.

Treasury management

Given that Samson’s business is conducted in the US, the Directors determined that the company’s cash balance should be maintained largely in that currency. In order to diversify the deposit risk, a treasury management policy was adopted such that the cash was distributed as follows:

Bank of the West (Samson’s trading bank)	US$	1,127,723
Bank of New York Mellon	US$	17,946
National Australia Bank	A$	8,262,223

Foreign Exchange Rates

The closing A$:US$ exchange rate on 31 December 2012 was 1.0384. The average A$:US$ exchange rate for the quarter was 1.0386.

The Company’s cash position at 31 December 2012 was as follows:

US$ (‘000’s)
Cash at bank and on deposit	:	9,725

For and on behalf of the Board of	For further information please contact
SAMSON OIL & GAS LIMITED	Denis Rakich, Company Secretary, on 08 9220 9882

TERRY BARR

Information contained in this report relating to hydrocarbon reserves was compiled by the Managing Director of Samson Oil & Gas Ltd., T M Barr a Geologist who holds an Associateship in Applied Geology and is a fellow of the Australian Institute of Mining and Metallurgy who has 30 years relevant experience in the oil & gas industry.

Managing Director

31 January 2013

SAMSON OIL & GAS LIMITED
December 2012 Quarterly Report

Rule 5.3

Appendix 5B

Mining exploration entity quarterly report

Introduced 01/07/96 Origin Appendix 8 Amended 01/07/97, 01/07/98, 30/09/01, 01/06/10, 17/12/10

Name of entity
Samson Oil and Gas Limited

ABN	Quarter ended (“current quarter”)
25 009 069 005	31 December 2012

Consolidated statement of cash flows

		Current quarter	Year to date
Cash flows related to operating activities		$US’000	(6.months)
$US’000
1.1	Receipts from product sales and related debtors	1,415	3,487
1.2	Payments for (a) exploration & evaluation (b) development (c) production (d) administration	(1,299) (1,045) (570) (1,993)	(10,371) (1,140) (1,278) (3,186)
1.3	Dividends received	-	-
1.4	Interest and other items of a similar nature received	51	138
1.5	Interest and other costs of finance paid	-	-
1.6	Income taxes paid	-	-
1.7	Other (provide details if material)	-	-

	Net Operating Cash Flows	(3,441)	(12,350)

Cash flows related to investing activities
1.8	Payment for purchases of: (a) prospects (b) equity investments (c) other fixed assets	- - (3)	- - (10)
1.9	Proceeds from sale of: (a) prospects (b) equity investments (c) other fixed assets	- -	- - -
1.10	Loans to other entities	-	-
1.11	Loans repaid by other entities	-	-
1.12	Other (provide details if material)	-	-

	Net investing cash flows	(3)	(10)
1.13	Total operating and investing cash flows (carried forward)	(3,444)	(12,360)

SAMSON OIL & GAS LIMITED
December 2012 Quarterly Report

1.13	Total operating and investing cash flows (brought forward)	(3,444)	(12,360)

	Cash flows related to financing activities
1.14	Proceeds from issues of shares, options, etc.	2,687	3,132
1.15	Proceeds from sale of forfeited shares	-	-
1.16	Proceeds from borrowings	-	-
1.17	Repayment of borrowings	-	-
1.18	Dividends paid	-	-
1.19	Other (provide details if material)	-	-

	Net financing cash flows	2,687	3,132

	Net increase (decrease) in cash held	(757)	(9,228)

1.20	Cash at beginning of quarter/year to date	10,529	18,845
1.21	Exchange rate adjustments to item 1.20	(47)	108
1.22	Cash at end of quarter	9,725	9,725

Payments to directors of the entity and associates of the directors

Payments to related entities of the entity and associates of the related entities

		Current quarter
		$US'000

1.23	Aggregate amount of payments to the parties included in item 1.2	180
		-
1.24	Aggregate amount of loans to the parties included in item 1.10

1.25	Explanation necessary for an understanding of the transactions
	Monies paid to Directors for salary and fees

Non-cash financing and investing activities

2.1	Details of financing and investing transactions which have had a material effect on consolidated assets and liabilities but did not involve cash flows

2.2	Details of outlays made by other entities to establish or increase their share in projects in which the reporting entity has an interest

SAMSON OIL & GAS LIMITED
December 2012 Quarterly Report

Financing facilities available

Add notes as necessary for an understanding of the position.

		Amount available	Amount used
		$US’000	$US’000
3.1	Loan facilities	-	-

3.2	Credit standby arrangements	-	-

Estimated cash outflows for next quarter

		$US’000
4.1	Exploration and evaluation	700

4.2	Development	2,340

4.3	Production	353

4.4	Administration	1,575

	Total	4,968

Reconciliation of cash

Reconciliation of cash at the end of the quarter (as shown in the consolidated statement of cash flows) to the related items in the accounts is as follows.		Current quarter $US’000	Previous quarter $US’000
5.1	Cash on hand and at bank	4,332	5,162

5.2	Deposits at call	5,393	5,367

5.3	Bank overdraft	-	-

5.4	Other (provide details)	-	-

	Total: cash at end of quarter (item 1.22)	9,725	10,529

Changes in interests in mining tenements

		Tenement reference	Nature of interest (note (2))	Interest at beginning of quarter	Interest at end of quarter
6.1	Interests in mining tenements relinquished, reduced or lapsed
6.2	Interests in mining tenements acquired or increased

SAMSON OIL & GAS LIMITED
December 2012 Quarterly Report

Issued and quoted securities at end of current quarter – all reference to option exercise price is in AUSTRALIAN DOLLARS

Description includes rate of interest and any redemption or conversion rights together with prices and dates.

		Total number	Number quoted	Issue price per security (see note 3) (Australian cents)	Amount paid up per security (see note 3) (Australian cents)
7.1	Preference +securities (description)
7.2	Changes during quarter (a) Increases through issues (b) Decreases through returns of capital, buy-backs, redemptions
7.3	+Ordinary securities	1,908,083,029	1,908,083,029
7.4	Changes during quarter (a) Increases through issues (b) Decreases through returns of capital, buy-backs	108,209,873		1.5c
7.5	+Convertible debt securities (description)
7.6	Changes during quarter (a) Increases through issues (b) Decreases through securities matured, converted
7.7	Options (description and conversion factor)	2,000,000 88,427,768 1,000,000 29,000,000 31,500,000 4,000,000 4,000,000	- 88,427,768 - - - - -	Exercise price 25c 1.5c 20c 8c 8c 16.4c 15.5c	Expiry date 11.05.2013 31.12.2012 20.11.2013 31.10.2014 31.12.2014 31.12.2014 31.10.2015
7.8	Issued during quarter	-	-	-	-
7.9	Exercised during quarter	108,209,873	108,209,873	1.5c	31.12.2012
7.10	Expired during quarter	5,379,077	-	30c	10.10.2012
7.11	Debentures (totals only)
7.12	Unsecured notes (totals only)

SAMSON OIL & GAS LIMITED
December 2012 Quarterly Report

Compliance statement

1	This statement has been prepared under accounting policies which comply with accounting standards as defined in the Corporations Act or other standards acceptable to ASX (see note 5).

2	This statement does give a true and fair view of the matters disclosed.

Sign here:            ............................................................ Date: 31 January 2013

(Company secretary)

Print name:          Denis Rakich

Notes

1	The quarterly report provides a basis for informing the market how the entity’s activities have been financed for the past quarter and the effect on its cash position. An entity wanting to disclose additional information is encouraged to do so, in a note or notes attached to this report.

2	The “Nature of interest” (items 6.1 and 6.2) includes options in respect of interests in mining tenements acquired, exercised or lapsed during the reporting period. If the entity is involved in a joint venture agreement and there are conditions precedent which will change its percentage interest in a mining tenement, it should disclose the change of percentage interest and conditions precedent in the list required for items 6.1 and 6.2.

3	Issued and quoted securities The issue price and amount paid up is not required in items 7.1 and 7.3 for fully paid securities.

4	The definitions in, and provisions of, AASB 6: Exploration for and Evaluation of Mineral Resources and AASB 107: Statement of Cash Flows apply to this report.

5	Accounting Standards ASX will accept, for example, the use of International Financial Reporting Standards for foreign entities. If the standards used do not address a topic, the Australian standard on that topic (if any) must be complied with.

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